Exhibit (d)(16)
Execution Version
INTERCOMPANY LOAN AGREEMENT
This INTERCOMPANY LOAN AGREEMENT (this “Agreement”) is made as of January 5, 2024 (the “Effective Date”), by and between Evolve Transition Infrastructure GP LLC, a Delaware limited liability company (“Borrower”) and Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company (“Lender”). The parties to this Agreement from time to time are referred to herein collectively as the “Parties” and each, individually, as a “Party.”
WHEREAS, in accordance with the terms of Section 15.1 of the Operating Agreement, Borrower is able and desires to purchase all of the Limited Partner Interests of Evolve LP that are not currently owned by Borrower (the “Acquisition”); and
WHEREAS, in connection with and in order to consummate the Acquisition, Borrower has requested and Lender has agreed to make a loan to Borrower in an aggregate principal amount of the Acquisition Amount (the “Loan”).
NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the Parties agree as follows:
1.
DEFINITIONS; CONSTRUCTION.

(a)   General Definitions.   As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” is defined in the recitals hereof.
“Acquisition Amount” means the amount that is needed and requested by Borrower in order to consummate the Acquisition.
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.
“Borrower” is defined in the preamble hereof.
“Business Day” means any day that is not a Saturday, Sunday, any other day on which banks are authorized or required to close in the State of New York.
“Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.
“Event of Default” is defined in Section 6.
“Governmental Authority” means the government of the United States of America or any other nation, any federal, state, city, town, municipal, county, local government or the government of any other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether associated with a state of the United States, the United States or a foreign entity or government.
“Highest Lawful Rate” means, on any day, the maximum nonusurious rate of interest, if any, that may be contracted for, charged, or received on that day under the laws applicable to any Lender which are in effect as at the date of this Agreement or, to the extent allowed by law under such applicable laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Indemnified Liabilities” is defined in Section 10(b).

“Interest Payment Date” is defined in Section 4(a).
“Involuntary Bankruptcy” means any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which Borrower is a debtor or all or any portion of its property is property of the estate therein.
“Lender” is defined in the preamble hereof.
“Lender Party” is defined in Section 10(b).
“Limited Partner Interests” is defined in the Operating Agreement.
“Loan” is defined in the recitals hereof.
“Loan Documents” means this Agreement and all other instruments, documents and agreements executed and delivered by Borrower in connection with this Agreement, and all amendments, waivers and consents related thereto.
“Maturity Date” is defined in Section 2(b).
“Obligations” means all unpaid principal in respect of, and accrued and unpaid interest on, the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.
“Operating Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Evolve LP, dated as of August 2, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Paid In Full” and “Payment In Full” means, with respect to the Obligations (other than, as of any date of payment, Obligations which are contingent and unliquidated for which no claim has been asserted and which pursuant hereto, survive the making and repayment of the Loans), the indefeasible payment in full in cash of such Obligations.
“Parties” and “Party” are each defined in the preamble hereof.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“PIK Interest” is defined in Section 4(a).
“Prepayment Premium” means, if Borrower sells, transfers or otherwise disposes of (in one transaction or in a series of transactions) all of the Limited Partner Interests in Evolve LP to any Person, the amount that is equal to the greater of (a) the sum of the total net proceeds received by Borrower in such sale, transfer or disposition of the Limited Partner Interests in Evolve LP that were purchased by Borrower using the proceeds of the Loan minus the total amount needed for the Payment In Full of the principal of and interest on all of the Loans and all other of Borrower’s Obligations and (b) $0.00.
“Requirements of Law” means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any law, rule, order or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Evolve LP” means Evolve Transition Infrastructure LP, a Delaware limited partnership.

(b)   Construction.   Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, subclause, schedule, annex and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any reference to a law includes any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
2.
FACILITY.

(a)   Loans.   Lender will, upon the request of Borrower on or before the date upon which the Acquisition shall occur, fund the Loan to Borrower. Amounts repaid or prepaid in respect of the Loan may not be reborrowed.
(b)   Maturity Date.   The Loan and all other Obligations of Borrower hereunder and under the other Loan Documents (including all accrued and unpaid interest on the Loan) shall be Paid In Full by Borrower on the earlier of (i) January 5, 2034 (which date may be extended by Lender at its discretion), (ii) the date on which Borrower ceases to own all of the Limited Partner Interests of Evolve LP or (iii) the date on which all amounts under this Agreement shall become due and payable pursuant to Section 6 (the “Maturity Date”).
(c)   Use of Proceeds.   The proceeds of the Loans shall be used, and Borrower agrees that it shall use such proceeds, only to consummate the Acquisition.
(d)   Payment in Dollars.   All of the Loans and all payments under this Agreement shall be made exclusively in US dollars.
3.
INTEREST.

(a)   Rate of Interest.
(1)   The Loan shall bear interest at 9.25% per annum.
(2)   Notwithstanding the foregoing, if any principal or interest is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall not bear interest at the rate set forth under paragraph (a) of this Section 3 but instead shall bear interest, beginning on the date on which such overdue amount was due and ending on the date on which such overdue amount is paid in full, at a rate per annum equal to (i) in the case of overdue principal, 2% plus the rate of interest otherwise applicable as provided in paragraph (a) of this Section 3 or (ii) in the case of overdue interest, to the extent permitted by applicable law, 2% plus the rate of interest otherwise applicable as provided in paragraph (a) of this Section 3.
(b)   Limitation on Interest.   Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations on any day, including all charges or fees in connection therewith deemed in the nature of interest under Requirements of Law, shall not exceed the Highest Lawful Rate in effect on such day. Accordingly, if Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to prepay a Loan or be refunded to Borrower.

4.   PAYMENTS.
(a)   Payment of Interest.   Until the Maturity Date, interest on each Loan having accrued shall be due and payable in cash by Borrower quarterly in arrears on the last Business Day of each of March, June, September and December, commencing on the first date after the making of the Loan (each such scheduled interest payment date, an “Interest Payment Date”). On each Interest Payment Date Borrower shall pay interest by increasing the principal amount of the Loan by an amount equal to the accrued interest that is due and payable on such Interest Payment Date (“PIK Interest”). Following an increase in the principal amount of the Loan as a result of a payment of PIK Interest, the Loan will accrue interest on such increased principal amount from and after the applicable Interest Payment Date. References herein to the “principal” or “principal amount” of the Loan shall include all increases in the principal amount of the Loan as a result of a payment of PIK Interest. Accrued and unpaid interest on each Loan shall also be payable on any date on which such Loan is prepaid or repaid in whole or in part, whether by acceleration or otherwise, and on the Maturity Date.
(b)   Manner and Time of Payments Generally.   All payments by Borrower of principal of and interest on each Loan and any other Obligations under any other Loan Document, shall be made to Lender at its address referred to in Section 8 (or as otherwise agreed between Borrower and Lender) in immediately available funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Lender not later than 12:00 p.m., New York, NY time, on the date due; any payment which is received after that time on such due date may in Lender’s discretion be deemed to have been paid by Borrower on the next succeeding Business Day and any applicable interest shall continue to accrue. Any payment made to Lender shall be applied in the following order:
(i)   first, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document;
(ii)   second, to the payment of interest on such Loan;
(iii)   third, to the payment of the principal amount of such Loan outstanding; and
(iv)   fourth, to any other amounts owing to Lender under any Loan Document.
(c)   Mandatory Prepayments.   If Borrower sells, transfers or otherwise disposes of (in one transaction or in a series of transactions) all of the Limited Partner Interests in Evolve LP to any Person, then Borrower shall promptly pay to Lender (a) the entire unpaid principal amount and accrued and unpaid interest on the Loan and all other of Borrower’s Obligations and (b) the Prepayment Penalty.
(d)   Voluntary Prepayments.   Except with respect to a Mandatory Prepayment pursuant to Section 4(c), Borrower may at any time prepay any Loan in whole or in part without penalty or premium by providing at least five (5) Business Day’s prior written notice to Lender (or such lesser time as may be approved by Lender in its sole discretion).
5.   REPRESENTATIONS AND WARRANTIES.
In order to induce Lender to enter into this Agreement and make the Loans hereunder, Borrower represents and warrants to Lender on the date of this Agreement and the date any Loan is made (or deemed made) by Lender, that the following statements are true, correct and complete:
(a)   Existence and Standing.   Borrower is a limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)   Authorization and Validity.
(i)   Borrower has the power and authority and legal right to execute and deliver this Agreement and the other Loan Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Borrower of this Agreement and the other Loan Documents and the performance of its Obligations hereunder and thereunder has been duly authorized by all necessary action on behalf of Borrower (including company proceedings) and the Person(s) executing this Agreement on behalf of Borrower has or have been properly authorized to execute the same.

(ii)   This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except to the extent that enforcement of any remedies may be limited by applicable bankruptcy, insolvency, general principles of equity or other similar laws affecting generally the enforcement of creditor’s remedies.
(c)   Non-Contravention.   The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder does not and will not contravene any certificate or articles of formation or limited liability company agreement of Borrower, does not constitute a default of any indenture, contract, agreement, mortgage, deed of trust, document or instrument to which Borrower is a party or by which Borrower or any of its assets is bound and does not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the date of this Agreement.
(d)   No Default.   No Event of Default has occurred and is continuing or, as of the date of Lender’s making of any Loan, will result from the making of a Loan to Borrower hereunder.
6.   EVENTS OF DEFAULT.
Any of the following conditions or events shall constitute an “Event of Default”:
(a)   Non-Payment of Principal and Interest.   Any failure by Borrower to (i) repay the principal amount outstanding of the Loan on the Maturity Date, or (ii) pay interest accrued and unpaid on the Loan or any other amounts due under the Loan Documents within three (3) Business Days of the due date therefor (including on the Maturity Date and on each Interest Payment Date).
(b)   Breach of Representation.   Any representation or warranty made or deemed made by Borrower to Lender under this Agreement, the other Loan Documents or any certificate or information delivered in connection with this Agreement or the other Loan Documents shall be false or misleading in any material respect on the date made or deemed made.
(c)   Involuntary Bankruptcy; Appointment of Receiver, etc.   (i) A court enters a decree or order for relief with respect to Borrower as debtor in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law; or (ii) the occurrence and continuance of any of the following events for sixty (60) days unless dismissed or discharged within such time: (A) an Involuntary Bankruptcy is commenced against Borrower, (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or over all or a substantial part of its property, is entered, or (C) an interim receiver, trustee or other custodian is appointed without the consent of Borrower, for all or a substantial part of its property.
(d)   Voluntary Bankruptcy; Appointment of Receiver, etc.   (i) An order for relief is entered with respect to Borrower, or Borrower commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for Borrower or for all or a substantial part of its property; (ii) Borrower makes any assignment for the benefit of creditors; or (iii) Borrower or any governing body of Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6(d).
(e)   Dissolution; Insolvency.   The insolvency, dissolution, winding-up, termination or cessation of existence of Borrower, or Borrower admits in writing its inability to pay its debts as they fall due.
(f)   Invalidity of Documents.   Any material provision of this Agreement or the other Loan Documents shall for any reason cease to be legally valid, binding and enforceable against Borrower or this Agreement or the other Loan Documents for any reason ceases to be in full force and effect.
7.   REMEDIES.
(a)   Certain Action Following a Default.   Upon the occurrence of an Event of Default under Section 6(c), Section 6(d) or Section 6(e), the entire unpaid principal amount and accrued and unpaid interest on the Loan and all other Obligations shall, without presentment, demand, protest, or notice of any kind, become automatically due and payable. If any other Event of Default shall occur and be continuing, then Lender may, in its sole discretion (i) by notice to Borrower, (A) declare its commitment to make additional Loans hereunder to be terminated and (B) declare all or any part of the unpaid balance of the Loans then outstanding to be immediately due and payable and (ii) exercise any rights and remedies provided to Lender under this Agreement or at law or equity.
(b)   Cumulative Remedies.   To the extent not prohibited by applicable law which cannot be waived, all of Lender’s rights hereunder and under any other Loan Document shall be cumulative. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(c)   Waivers.   To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, Borrower hereby waives (i) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement), protests, notices of protest and notices of dishonor; (ii) any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Agreement or any other Loan Document; (iii) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and (iv) any defense (other than indefeasible Payment In Full) which it may now or hereafter have with respect to its liability under this Agreement.
8.   NOTICES.
(a)   Notices.   All notices, requests and other communications to any Party hereunder, if required to be in writing hereunder, shall be effective: (i) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (ii) if given by any other means, when delivered (or, in the case of electronic transmission, received), in each case to the appropriate addresses and/or email addresses specified immediately below (or to such other address and/or email address as a Party may designate by notice in writing to the other Party from time to time); provided that if confirmation of receipt in the case of (i) above is received, or delivery in the case of (ii) above is made, after 5.00 p.m. (local time) at the delivery address such communication shall be deemed effective on the immediately succeeding Business Day:
A.
If to Borrower to:

Evolve Transition Infrastructure GP LLC
Address: 1360 Post Oak Blvd, Suite 2400
Houston, Texas 77036
Attention: Charles Ward; Michael Bricker
E-mail: cward@evolvetransition.com; bricker@stonepeak.com
With a copy to:
Sidley Austin LLP
Address: 1000 Louisiana Street Suite 5900
Houston, TX 77002
Attention: Tim Chandler
E-mail: tim.chandler@sidley.com
B.
If to Lender to:

Stonepeak Texas Midstream Holdco LLC
Address: 55 Hudson Yards, 550 W. 34th St., 48th Floor
New York, NY 10001
Attention: Michael Bricker
E-mail: bricker@stonepeak.com

With a copy to:
Sidley Austin LLP
Address: 1000 Louisiana Street Suite 5900
Houston, TX 77002
Attention: Tim Chandler
E-mail: tim.chandler@sidley.com
9.   COSTS AND EXPENSES.   Any action taken by Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of Lender, shall be at the expense of Borrower, and Lender shall not be required under any Loan Document to reimburse Borrower therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse Lender upon demand (a) for all reasonable out-of-pocket costs and expenses incurred by it in connection with the preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including the reasonable fees and disbursements of any law firm or other external counsel at its standard rates, the cost of background checks and similar expenses, (b) for all reasonable costs and expenses incurred by it in connection with internal audit reviews, (c) for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation or any other related right or remedy or (d) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to Borrower, any Loan Document, Obligation or the transactions contemplated hereby or thereby (or the response to and preparation for any subpoena or request for document production relating thereto), including the reasonable fees and disbursements of any law firm or other external counsel at its standard rates incurred in connection with any of the matters referred to in clause (c) above.
10.   MISCELLANEOUS.
(a)   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of law rules.
(b)   Indemnification.   In consideration of the execution and delivery of this Agreement by Lender and the making of the Loan, Borrower hereby agrees to indemnify and hold Lender and each of the officers, directors, employees, affiliates, advisors, agents, and other representatives of Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including legal costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from any Lender Party’s own gross negligence, bad faith or willful misconduct, or a material breach of the Loan Documents, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, each Lender Party shall be obligated to refund and return any and all amounts paid by Borrower to such Lender Party for fees, expenses or damages to the extent such Lender Party is not entitled to payment of such amounts in accordance with the terms hereof. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, but subject to the preceding sentence regarding return of funds. All Obligations provided for in this Section 10(b) shall survive the termination of this Agreement and the Payment In Full of the Obligations.
(c)   No Waiver; Remedies.   No failure on the part of Lender to exercise, and no delay in exercising, any of their respective rights or remedies hereunder or under the other Loan Documents shall operate as a waiver thereof. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement or the other Loan Documents. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
(d)   Amendments.   No amendment or waiver of any provision of this Agreement or any Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.
(e)   No Third Party Beneficiaries.   No Persons other than the express Parties to this Agreement and the Lender Parties shall have any rights hereunder or under any other Loan Document, and no Person shall be a third party beneficiary hereof or thereof.
(f)   Survival.   The representations, warranties, covenants and agreements made herein and those provisions necessary to interpret or carry out the intent and purpose of this Agreement, shall survive termination of this Agreement and the Payment In Full by Borrower of all Obligations.
(g)   Successors and Assigns.   This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and permitted assigns, except that Borrower may not assign or transfer (and any such attempted assignment or transfer shall be void) any of its rights or obligations under any Loan Document without the prior written consent of Lender.
(h)   Entire Agreement.   This Agreement and the other Loan Documents embody the final, entire agreement among the Parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the Parties hereto.
(i)   Severability.   The invalidity, illegality or unenforceability in any jurisdiction of any provision of or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement and the other Loan Documents.
(j)   Section Headings.   The section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
(k)   Counterparts; Effectiveness.   This Agreement may be executed in any number of counterparts and by a different Party on separate counterparts, each of which, when executed and delivered, will be deemed an original, and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement via facsimile transmission or in .pdf format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the Party so transmitting intends to be bound by the terms set forth herein.
(l)   Discharge Only upon Payment In Full; Reinstatement in Certain Circumstances.
(i)   Borrower’s obligations under this Agreement shall remain in full force and effect until Lender’s commitment to make Loans has been terminated and the principal of and interest on all of the Loans and all other of Borrower’s Obligations shall have been Paid In Full. If at any time any payment of the principal or interest on any Loan or any other amount payable by Borrower is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such payor or otherwise, the obligations of Borrower with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
(ii)   This Section 10(l) shall survive the termination of this Agreement and the Payment In Full of the Obligations.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
EVOLVE TRANSITION INFRASTRUCTURE GP LLC, as Borrower
By:
/s/ Charles C. Ward

Name: Charles C. Ward
Title:   Interim CEO, CFO & Secretary
STONEPEAK TEXAS MIDSTREAM HOLDCO LLC, as Lender
By:
Stonepeak Associates LLC,
its managing member

By:
Stonepeak GP Holdings LP,
its sole member

By:
Stonepeak GP Investors LLC,
its general partner

By:
Stonepeak GP Investors Manager LLC,
its managing member

By:
/s/ Michael Bricker

Name: Michael Bricker
Title:   Senior Managing Director
[Signature Page to Intercompany Loan Agreement]